UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 6, 2014

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103-4813

(Address of principal executive offices) (Zip Code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2014, Dolby Laboratories, Inc., a California corporation and a wholly-owned subsidiary of the registrant (the “Company”), entered into lease amendments, effective as of May 1, 2014, with the Dolby Family Trust dated May 7, 1999, the Ray Dolby 2002 Trust A dated April 19, 2002, and the Ray Dolby 2002 Trust B dated April 19, 2002 (collectively, the “Landlord”), to extend the term of the registrant’s lease of the premises at 100, 130 and 140 Potrero Avenue, San Francisco, California. Dagmar Dolby, the registrant’s principal stockholder and widow of the registrant’s founder, Ray Dolby, is the trustee of each of the Landlord trusts. David Dolby, the son of Ray and Dagmar Dolby, is a member of the registrant’s board of directors. The registrant has leased its principal executive offices located at 100 Potrero Avenue since 1980, and the lease for this property was scheduled to expire on

May 6, 2014.

A brief description of the lease renewals is as follows:

	100 Potrero Avenue	130 Potrero Avenue	140 Potrero Avenue

Rentable Area:	70,365 square feet	14,071 square feet	13,052 square feet

Renewal Commencement Date:	May 1, 2014	May 1, 2014	May 1, 2014

Renewal Term:	10 years and 6 months (through October 31, 2024)	10 years and 6 months (through October 31, 2024)	10 years and 6 months (through October 31, 2024)

Base Rent:

Initially $36.00 per square foot per year (or $211,095 per month initially), increased by one dollar per square foot on each one-year anniversary of the renewal commencement date.

The base rent will be abated for the first six months of the renewal term. In addition, base rent will be abated for an additional six-month construction period during which improvements will be made to the premises.

Initially $12.50 per square foot per year (or $14,657.29 per month), increased by 3% per square foot on each one-year anniversary of the renewal commencement date.

The base rent will be abated for the first six months of the renewal term.

Initially $12.50 per square foot per year (or $13,595.83 per month), increased by 3% per square foot on each one-year anniversary of the renewal commencement date.

The base rent will be abated for the first six months of the renewal term.

Parking:	Monthly charge for use of parking area equal to $150 per parking space per month, subject to a 3% annual increase beginning on the first anniversary of the renewal term.	—	—

Allowance:	$90 per square foot ($6.3 million in the aggregate) allowance provided by Landlord for seismic upgrades, building systems repair or replacement work, and tenant buildout work.	—	—

Options to Renew:	Two five-year options to renew with notice provided to Landlord at least 12 months prior to expiration of renewal term.	Two five-year options to renew with notice provided to Landlord at least 12 months prior to expiration of renewal term.	Two five-year options to renew with notice provided to Landlord at least 12 months prior to expiration of renewal term.

Early Termination Option:	—	Right to terminate the lease effective as of October 31, 2019 with at least 12 months notice to Landlord, subject to the Company’s payment of an early termination fee of $50,975.46 and payment of 25% of the estimated real estate taxes and insurance costs incurred with respect to the premises for the one-year period prior to the termination date.	Right to terminate the lease effective as of October 31, 2019 with at least 12 months notice to Landlord, subject to the Company’s payment of an early termination fee of $47,283.90 and payment of 25% of the estimated real estate taxes and insurance costs incurred with respect to the premises for the one-year period prior to the termination date.
Landlord Right to Sublease:	Landlord retains the right to sublease approximately 1,099 square feet of office space with prior notice to the Company, at a rental rate equal to the sum of (i) the then current base rent per square foot paid by the Company and (ii) $14 per square foot per year (reflecting estimated costs payable by the Company for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term).	—	—

In addition, the Company generally is responsible under these leases for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. The Company has also agreed to indemnify and hold the Landlord harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from the Company’s conduct related to the premises.

The material terms of the lease amendments were reviewed and approved by the Audit Committee of the registrant’s board of directors in accordance with the registrant’s Related Person Transaction Policy and Procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

By:	/s/ ANDY SHERMAN
Andy Sherman
Executive Vice President, General Counsel and Secretary

Date: May 9, 2014